CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-267223 on Form S-3 and Registration Statement Nos. 333-268173, 333-266022, and 333-198895 on Form S-8 of our report dated March 7, 2022, relating to the financial statements of V2X, Inc. (formerly Vectrus, Inc.) and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 2, 2023